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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


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                                    FORM 8-K


                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


      Date of report (Date of earliest event reported): September 10, 1998


                         ENHANCED SERVICES COMPANY, INC.
               (Exact Name of Registrant as Specified in Charter)



         Colorado                       0-24256                  76-0462973
(State or Other Jurisdiction          (Commission               (IRS Employer
     of Incorporation)                File Number)           Identification No.)



3415 South Sepulveda Boulevard, Suite 500 Los Angeles, California     90034
         (Address of Principal Executive Offices)                    (Zip Code)


Registrant's telephone number, including area code   (310) 397-3003



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Item 1.  CHANGES IN CONTROL OF REGISTRANT.

                  Not applicable.

Item 2.  ACQUISITION OR DISPOSITION OF ASSETS.

         Pursuant to the terms of a Securities Acquisition and Reorganization Agreement ("Reorganization Agreement") dated as of September 9, 1998, in transactions implemented between September 10, 1998 and September 16, 1998, Enhanced Services Company, Inc. ("Enhanced" or the "Company") and Zulu-tek, Inc. ("Zulu-tek") have undertaken a series of transactions (the "Reorganization") in which Enhanced acquired all of the assets and liabilities of Zulu-tek, including but not limited to all of Zulu-tek's physical, tangible and intangible assets, and all of the issued and outstanding capital stock of Echomedia Technologies, Inc, and Mediabank, Inc. which in turn holds approximately 75% of the issued and outstanding shares of Zulu Media, Inc. (formerly Softbank Interactive
Marketing, Inc.). The Reorganization was approved by the Board of Directors of Enhanced and by the Board of Directors and by written consent of a majority of the stockholders of Zulu-tek. The Reorganization Agreement and the Press Release dated September 10, 1998, are filed as Exhibits 1 and 2 respectively.

         In exchange therefor, Enhanced (i) issued to Zulu-tek 520,000 shares of 1998(B) Preferred Stock , (ii) agreed to issue up to 10,209 shares of 1998(C) Preferred Stock to replace the Series C Preferred Stock held by Softbank Holdings, Inc., OzEmail Limited and certain other former shareholders of Zulu Media, Inc. (formerly Softbank Interactive Marketing, Inc.), and (iii) agreed to provide up to $374,800 for Zulu-tek to fund the repurchase of some or all of Zulu-tek's outstanding Series(A) Preferred Stock.

         Under the terms of the Reorganization Agreement, the Company has agreed to take all reasonable and appropriate actions to maintain its NASDAQ stock exchange listing and Zulu-tek has agreed to take all actions as may be required to assist the Company in maintaining its NASDAQ listing. In addition, the Reorganization Agreement provides that if the conversion of the 1998(B) Preferred Stock is not approved by the stockholders of the Company prior to December 30, 1998, either party shall have the right to terminate the transaction. In accordance with the provisions of the Reorganization Agreement, certain of the Reorganization matters, including arrangements with respect to the 1998(C) Preferred Stock, are to be completed as post-closing matters and, if all of such matters are not completed, the parties have a right to terminate the Reorganization and to return the parties to their status prior to closing on or before December 30, 1998.

         The 1998(B) Preferred Stock is convertible into 5.2 million shares of the Company's Common Stock, but only after such conversion is approved the stockholders of the Company, at



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an Annual Meeting currently expected to be scheduled for November 20, 1998. The
1998(B) Preferred Stock is not entitled to vote. The Company is obligated, if the conversion has been approved by its stockholders, to register the Common Stock underlying the 1998(B) Preferred Stock for resale and to have the registration statement effective no later than January 31, 1999.

         In connection with the Reorganization, the Board of Directors of Zulu-tek is adopting a plan of liquidation, contingent upon the approval of the conversion of the 1998(B) Preferred Stock which, as currently contemplated, would require Zulu-tek to distribute its assets, including the 5.2 million shares of Common Stock underlying the 1998(B) Preferred Stock, to the Zulu-tek stockholders and to liquidate no later than February 28, 1999. Since the Company currently holds 12 million shares (23%) of the approximately 52 million shares of outstanding Zulu-tek Common Stock, Zulu-tek stockholders, other than the Company, will be entitled to receive 4 million shares (77%) of the 5.2 million shares of Company Common Stock distributed in the liquidation of Zulu-tek in exchange for the Common Stock of Zulu-tek currently held by them.

         The Reorganization is intended to constitute a tax free reorganization to Zulu-tek, the stockholders of Zulu-tek and to Enhanced under Sections 354 and 368(a)(1)(D) of the Internal Revenue Code of 1986.

Item 3.  BANKRUPTCY OR RECEIVERSHIP.

         Not applicable.

Item 4.  CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT.

         Not applicable.

Item 5.  OTHER EVENTS.

         Not applicable.

Item 6.  RESIGNATIONS OF REGISTRANT'S DIRECTORS.

         Not applicable.

Item 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

         (a) and (b) The financial statements and pro forma financial information required by this item to give effect to the Reorganization will be filed in accordance with Item 7(a)(4) within 60 days of the date of the Reorganization.

         (c)  Exhibits



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                  1. Securities Acquisition and Reorganization Agreement dated as of September 9, 1998.

                  2. Press Release dated September 10, 1998.

Item 8.  CHANGE IN FISCAL YEAR.

         Not applicable.



                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                            Enhanced Services Company, Inc.
                                            Registrant

Date:    September 25, 1998                 By: /s/ Robert C. Smith
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                                            Robert C. Smith, Treasurer (Chief
                                            Financial Officer and Authorized
                                            Signatory)